Exhibit 99.1

Propanc enters into $5 million Equity Purchase Agreement with Southridge Partners

MELBOURNE, AUSTRALIA, September 22, 2014 – Propanc Health Group Corporation (OTCQB:PPCH) (“Propanc” or “the Company”), an emerging healthcare company that focuses on the development of new and proprietary treatments for cancer patients, is pleased to announce it has executed an equity purchase agreement (the “EPA”) with Southridge Partners II, L.P., an institutional investor, in the amount of $5 million, which will create significant growth capital for Propanc, enabling the execution of its business plan, on favorable terms.

Under terms of the EPA, Propanc has the right, but not the obligation to sell, from time to time, up to $5 million of its common stock to Southridge by submitting a “Draw Down” notice in an amount that the company determines. In order to draw down on the EPA, Propanc will need to file and register an S-1 registration statement with the Securities and Exchange Commission.

“We are pleased to be partnering with Southridge, an institutional investor with a long, reliable history of providing capital to the small cap space. We believe this capital will be sufficient to fund our growth strategy, enabling us to progress our product candidates through preclinical development and into clinical trials,” said James Nathanielsz, Propanc’s Chief Executive Officer. “The terms of this agreement are favorable to our shareholders and provide Propanc with the best opportunity to execute its business plan and deliver long-term shareholder value. We are grateful for the confidence Southridge has shown in Propanc, our management team, and our strategy.”

“Propanc’s business plan provided us with the confidence necessary to provide growth capital. We are excited to partner with Propanc and its seasoned management team as they execute their strategy,” commented Stephen Hicks, Principal and CEO of Southridge Partners II, L.P.

About Southridge

Southridge is a diversified financial holding company specializing in direct investment and advisory services to small and middle market companies. Since 1996, the structured finance team has made direct investment of over $1.7 billion into growth companies worldwide. Southridge’s expertise lies in an ability to customize a financing plan for the prospective client and then to execute on that plan without failing.

About Propanc:

We are a development stage healthcare company that is currently focused on developing new cancer treatments for patients suffering from pancreatic and colorectal cancer. Together with our scientific and oncology consultants, we have developed a rational, composite formulation of anti-cancer compounds, which together exert a number of effects designed to control or prevent tumors from recurring and spreading throughout the body. Our leading products are variations upon our novel formulation and involve or employ pro-enzymes, which are inactive precursors of enzymes. As a result of positive early indications of the anti-cancer effects of our technology, we intend to submit our pro-enzyme treatment to the rigorous, formal non-clinical and clinical development and trial processes required to obtain the regulatory approval necessary to commercialize it and any product(s) derived and/or to be derived therefrom.

In the near term, we intend to target patients with limited remaining therapeutic options for the treatment of solid tumors such as colorectal or pancreatic tumors. In the future, we intend to development our lead product to treat (i) early stage cancer and (ii) pre-cancerous diseases and (iii) as a preventative measure for patients at risk of developing cancer based on genetic screening. For more information, please visit: www.propanc.com.

Forward-looking Statements:

Certain of the matters discussed in this announcement involve risks and uncertainties including, without limitation, those regarding the Company's ability to establish and maintain the proprietary nature of its technology through the patent process, its ability to license from others patents and patent applications, if necessary, to develop certain products, its ability to implement its long range business plan for various applications of its technology, and its ability to enter into agreements with any necessary marketing and/or distribution partners for purposes of commercialization. This is not a solicitation to buy or sell securities and does not purport to be an analysis of the company's financial position. See Propanc's most recent Quarterly Report on Form 10-Q and related 8K filings.

Contact:

Propanc Health Group Corporation

James Nathanielsz, Chief Executive Officer

Tel: +61-039614-2795

Email: info@propanc.com

Web: www.propanc.com